                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 15

   Certification and Notice of termination of Registration under Section 12(G) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(D) of the Securities Exchange Act of 1934.


                         Commission File Number:  0-18072

                           CRAY COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

         4240 North Nevada, Colorado Springs, CO, 80907/(719) 262-0222 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                 Common Stock
            (Title of each class of securities covered by this Form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]      Rule 12b-3(b)(1)(ii)         [_]
Rule 12g-4(a)(1)(ii)         [_]      Rule 12b-3(b)(2)(i)          [_]
Rule 12g-4(a)(2)(i)          [_]      Rule 12b-3(b)(2)(ii)         [_]
Rule 12g-4(a)(2)(ii)         [_]      Rule 15d-6                   [_]
Rule 12h-3(b)(1)(i)          [_]

Approximate number of holders of record as of the certification or notice date:
                                     None
                       (Corporation has been dissolved)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cray Computer Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE:  February 25, 1997

                                            By:
                                               -----------------------------
                                               Terry A. Willkom
                                               Liquidating Trustee


                                       2